Exhibit 5.1

Richards, Layton and Finger, P.A.

March 14, 2012

SandRidge Mississippian Trust II
c/o The Bank of New York Mellon Trust Company, N.A.
919 Congress Avenue, Suite 500
Austin, Texas 78701

Re:                               SandRidge Mississippian Trust II

Ladies and Gentlemen:

We have acted as special Delaware counsel for SandRidge Mississippian Trust II, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)                                  The Certificate of Trust of Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 13, 2011;

(b)                                 The Trust Agreement, dated as of December 13, 2011 (the “Initial Trust Agreement”), among SandRidge Energy, Inc., a Delaware corporation, (the “Company”), Corporation Trust Company, a Delaware corporation, as Delaware trustee (the “Delaware Trustee”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”);

(c)                                  The Registration Statement, as amended (the “Registration Statement”), on Form S-1, including a preliminary prospectus (the “Prospectus”) relating to the Common Units of the Trust representing beneficial interests in the Trust (each, a “Common Unit” and collectively, the “Common

Units”), filed by the Company and the Trust with the Securities and Exchange Commission on or about March 14, 2012;

(d)                                 A form of Amended and Restated Trust Agreement for the Trust (the “Trust Agreement”), to be entered into among the Company, the Delaware Trustee and the Trustee, attached as an exhibit to the Registration Statement; and

(e)                                  A Certificate of Good Standing for the Trust, dated March 14, 2012, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Initial Trust Agreement is in full force and effect and constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Certificate of Trust is in full force and effect and has not been amended, (ii) that, at the time the Common Units are issued by the Trust, the Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, that the Certificate of Trust will be in full force and effect and will not be amended and that the Trust Agreement will be in full force and effect and will be executed in substantially the form reviewed by us, (iii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its organization or formation, (iv) the legal capacity of natural persons who are signatories to the documents examined by us, (v) that each of the parties to the documents (other than the Trust) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust) examined by us, (vii) the registration on the books of the Trust of the identity of each Person to whom a Common Unit is to be issued by the Trust (collectively, the “Common Unit Holders”) and the payment for such Common Unit, in accordance with the Trust Agreement and as contemplated by the Registration Statement, and (viii) that the Common Units will be duly issued and sold to the Common Unit Holders in accordance with the Trust Agreement and as contemplated by the Registration Statement.  We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.             The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Statutory Trust Act.

2.             The Common Units of the Trust, when issued, will represent valid, fully paid and nonassessable beneficial interests in the Trust.

3.             The Common Unit Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus.  In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton and Finger, P.A.

EAM/JWP